Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT (this “Amendment”) is made and entered into as of December 27, 2007, by and between KENNETH D. RARDIN (the “Executive”) and MERGE TECHNOLOGIES INCORPORATED, a Wisconsin corporation (the “Company”).
RECITALS:
     This Amendment amends that certain Employment Agreement entered into by and between the Executive and the Company as of September 6, 2006 (the “Agreement”). All defined terms used herein but not defined herein shall have the meanings set forth for such terms in the Agreement.
     NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:
     1. Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:
Location of Job Responsibilities. The Executive and the Company understand and agree that Executive’s duties under this Agreement shall be primarily performed at the Company’s global administrative offices located in Alpharetta, Georgia, as well as from such other offices of the Company as agreed to by the Executive and the Board.
     2. Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:
Disability Benefit. If at any time during the Employment Period the Executive is unable to perform fully the material and substantial duties of the Executive’s regular job position hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence by a physician selected jointly by the Board and the Executive), the Executive shall be entitled to receive periodic payments of Salary, Bonus and any and all benefits to which he would otherwise be entitled pursuant to Section 4, 5, 6, 9, 11 and 12 of this Agreement by reason of his employment for a period of ninety (90) days. If the Executive is prevented by reason of any illness, accident or other disability from performing the material and substantial duties of his regular job position for a period of 180 days, whether or consecutive, in any 12 month period which incapacity, in the opinion of a physician selected jointly by the Board and the Executive is likely to continue to the same degree, he will be considered to be suffering from a disability (“Disability”). Notwithstanding the foregoing provisions (i) the amounts payable to the Executive pursuant to this Section 8 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Company and paid for by the Company; and (ii) in no event will the terms of this Agreement supersede any health or disability benefit to which Executive is entitled under applicable law. Furthermore, the Company will not materially reduce the long-term disability insurance benefits for the Executive from the level currently in effect.
     3. Subsection 13(a)(2) of the Agreement is hereby deleted in its entirety and replaced with the following:
(2) In the event of the Disability of the Executive as defined in Section 8 of this Agreement, subject to the Company discharging its duty to accommodate under applicable law, by written notice to the Executive, or in the event of the death of the Executive;
     4. Section 14 of the Agreement is hereby amended by deleting the words “Subsection 13(a)(3) or (b)(2)” from the first sentence of the first paragraph and from the first sentence of the second paragraph and replacing such words in both paragraphs with “Subsection 13(a)(2) in the case only of termination due to Disability, Subsection 13(a)(3) or Subsection 13(b)(2)”.
     5. Section 20(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
Entire Agreement. The Agreement, as amended by that certain Amendment entered into as of December 27, 2007 by and between the parties hereto, constitutes the entire agreement between the parties with respect to the Executive’s duties and compensation as an executive of the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein or in such Amendment. No presumption shall be made in favor or against either party based upon who has served as draftsman of the Agreement or any amendment.

     6. This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signatures on following page]

     IN WITNESS WHEREOF, this Amendment is entered into as of the day and year first above written.

COMPANY: MERGE TECHNOLOGIES INCORPORATED
By:	/s/ Michael Dunham
Michael Dunham
Chairman of the Board of Directors

EXECUTIVE:
By:	/s/ Kenneth D. Rardin
Kenneth D. Rardin